Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 12th day of April, 2018 by and between Hostess Brands, LLC (together with Hostess Brands, Inc., the “Company”) and Andrew P. Callahan (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.       Employment.

(a)     Term. Unless sooner terminated by either party as set forth below, the term of this Agreement shall begin on the first day of the Executive’s employment with the Company (the “Employment Date”), which will be May 7, 2018, and shall continue for three (3) years (the “Initial Term”), and thereafter shall continue in succeeding one (1)-year periods, unless either party provides the other with written notice, at least ninety (90) days prior to the end of the Initial Term or any then current one-year term, that the Initial Term or the then current one-year term, as the case may be, shall expire without further renewal. The period from the Employment Date until the Executive’s last day of employment hereunder (the “Termination Date”) shall be referred to herein as “the Term.”

(b)     Duties. During the Term, the Executive shall serve as the President and Chief Executive Officer of both Hostess Brands, LLC and Hostess Brands, Inc., with duties, responsibilities and authority commensurate therewith or as may be reasonably assigned to the Executive by the board of directors of Hostess Brands, Inc. (the “Board”), consistent with such position and shall report to the Board. So long as the Executive is employed hereunder, he shall, among other duties and responsibilities commensurate with his role as President and Chief Executive Officer, have the leadership authority and responsibility for the Company’s executive team and other personnel as well as communications and engagement with investors, stock exchanges, media and public relations. The Executive will be appointed as a member of the Board effective as of the Employment Date, and the Company shall cause the Executive to be nominated as a member of the Board at each annual meeting of stockholders of the Company during the Term at which directors in the applicable class of the Board in which the Executive serves is required to stand for re-election. The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit the Executive from executing, this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c)     Best Efforts. During the Term, the Executive shall devote his best efforts and all or substantially all of his full business time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities: (1) do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 12 below, and the Company’s Code of Ethics, as in effect on the Employment Date or as may be modified thereafter (the “Code of Ethics”), and (2) such other business activities have been reviewed, and if necessary approved, by the Board. The Executive may, without further review or Board consent, (i) deliver lectures, fulfill speaking engagements or lecture at educational institutions, (ii) manage personal investments, and (iii) engage in charitable boards or activities; provided that, in each case, the Executive complies with all of his obligations and conditions contained in this Agreement, including, but not limited to, the obligations contained in Section 12, and the Code of Ethics.

(d)     Principal Place of Employment. The Executive understands and agrees that his principal place of employment shall be in the offices of the Company’s headquarters located in the Kansas City, Missouri metropolitan area and that the Executive shall be required to travel for business in the course of performing his duties for the Company; provided however, that the Executive will not be required to move his principal residence to the Kansas City area, and the parties understand that he will commute from his principal residence(s) to his office in Kansas City.

2.       Compensation.

(a)     Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $825,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased (but not decreased) as the Compensation Committee deems appropriate.

(b)     Company Annual Incentive Plan. With respect to each fiscal year of the Company ending during the Term, the Executive shall be eligible to earn an incentive cash bonus award under the Company Incentive Plan for executive employees or any successor plan (the “Company Incentive Plan”) pursuant to the terms and conditions of the Company Incentive Plan. The Executive’s incentive cash bonus award (the “Bonus Amount”) shall be paid at such times and in such manner as set forth in the Company Incentive Plan and, except as provided in this Section 2(b), is subject to the Executive’s continued employment with the Company through the payment date of the Bonus Amount. The annual target Bonus Amount for Executive under the Company Incentive Plan shall be 110% of Base Salary; provided however, that for 2018 only, the Executive shall be guaranteed a minimum Bonus Amount of 55% of Base Salary prorated from the Employment Date; provided that Executive is not terminated for Cause prior to the payment date. The bonus target metrics for each year during the Term shall be set by the Board after consultation with the Executive in advance of the applicable years. With respect to any year after 2018 during the Term, if Executive is terminated without Cause, resigns for Good Reason, or experiences a Change in Control Termination as defined in Section 5 below, the Company shall pay Executive for the applicable year a pro rata Bonus Amount, based on the Company’s actual performance through the end of the month during which the Termination Date occurs. Such payment shall be made within seventy-four (74) days after the Termination Date.

(c)     Long Term Incentive Opportunity. In order to further align the Executive with the Company’s stockholders, the Compensation Committee will grant the Executive restricted stock units (“RSUs”), non-qualified stock options (“SO”), and performance share units related to 2018 and 2019 performance (“PSUs”) with an aggregate grant date value (based on the closing price of a share of Company common stock on the Employment Date) of $2,700,000, subject to the terms and conditions of the Hostess Brands, Inc. 2016 Equity Incentive Plan (the “Equity Incentive Plan”) within forty-five (45) days after the Employment Date (the “Sign-On Equity”). The Sign-On Equity shall vest as follows: (i) RSUs: in equal or nearly equal installments of one-third of the award on each of the first, second, and third anniversaries of the Employment Date, (ii) SO: in equal or nearly equal installments of one-fourth of the award on each of the first, second, third, and fourth anniversaries of the Employment Date and (iii) PSUs, in equal or nearly equal installments of one-half of any banked PSUs for 2018 and 2019 on December 31, 2019, and one-half of any banked PSUs for 2018 and 2019 on December 31, 2020 (each, a “PSU Vesting Date”), subject in each case to the Compensation Committee’s certification following the applicable performance year of the extent to which performance goals have been satisfied based on the Company’s audited financial statements for 2018 and 2019, and except as provided in this Section 2(c), subject further in each case to the Executive’s continued employment with the Company on the applicable PSU Vesting Date. The Company and the Executive shall enter into award agreements for each long-term incentive award on terms substantially similar to the Company’s form award agreements, as revised to reflect the terms set forth herein. The Executive shall be eligible to receive long-term incentive awards in respect of each fiscal year after 2018 during the Term under the Equity Incentive Plan in an amount and on terms established by the Compensation Committee, with the target award/grant for fiscal years after 2018 expected to be no less in value than the Sign-On Equity absent material share price declines or performance shortcomings of Executive. The parties also agree that in the event of any termination of Executive’s employment except by the Company for Cause or a voluntary resignation by Executive without Good Reason, 100% of all banked PSUs shall vest on the Termination Date. Executive’s Sign – On Equity and subsequent equity grants and related grant agreements shall incorporate the definitions of Cause and Good Reason provided in this Agreement, and shall provide for full acceleration of vesting of equity in connection with a Change in Control Termination as that term is defined in the HB Key Executive Severance Benefit Plan, as in effect at the time of the Executive’s termination of employment with the Company (the “Severance Plan”).

(d)     Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance (at the CEO level of coverage), long-term disability, retirement, and welfare benefit plans and programs available to executives of the Company, pursuant to their respective terms and conditions. In addition, the Company shall reimburse the Executive, up to $10,000, for expenses related to an annual physical during each year of the Term, upon receipt of sufficient substantiation. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan, program or policy from time to time after the Employment Date.

3.       Vacation. During the Term, the Executive shall be entitled to four (4) weeks of paid vacation each calendar year, as well as Company holidays at levels commensurate with those provided to other executive officers of the Company, in accordance with the Company’s vacation and holiday policies. Such vacation shall be prorated for calendar year 2018 from the Employment Date.

4.       Expenses; Relocation Benefits.

(a)     Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which shall not include commuting, except as otherwise provided in Section 4(c) below) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company’s expense reimbursement policy.

(b)     Reimbursement of Relocation Expenses. The Company agrees to reimburse the Executive for the following relocation expenses incurred by the Executive should the Executive move to the Kansas City, Missouri metropolitan area: (i) reasonable relocation expenses of up to a maximum of $50,000; and (ii) up to a maximum of $200,000 to cover the transaction costs related to the sale of his primary residence in the Chicago, Illinois metropolitan area (together, the “Relocation Reimbursement”); provided, that the Executive is employed by the Company at the time such relocation expenses are incurred. Reimbursement will be requested by the Executive and made by the Company no later than March 15th of the calendar year after any such relocation. The Executive shall request the Relocation Reimbursement pursuant to and in accordance with the Company’s expense reimbursement policy. Notwithstanding the foregoing, the Executive shall be required to repay to the Company (A) the full amount of the Relocation Reimbursement if, prior to the first anniversary of sale of Executive’s primary residence, or (B) one-half of the amount of the Relocation Reimbursement if, prior to the second anniversary of the sale of Executive’s primary residence, the Executive’s employment with the Company terminates either (1) by the Company for Cause or (2) by the Executive for any reason other than Good Reason (as defined below). For the avoidance of doubt, the Executive shall not be required to repay any portion of the Relocation Reimbursement by reason of termination of employment for any other reason (including, without limitation, death, Disability, or termination by the Company without Cause).

(c)     Reimbursement of Commuting Expenses. The Company agrees to reimburse the Executive for reasonable expenses incurred by the Executive after the Employment Date and through December 31, 2019 for commuting between his two primary residences and the Company’s corporate headquarters, including but not limited to air travel for Executive and his spouse, lease or rent of an apartment/condo with reasonable associated expenses such as utilities, WiFi, cable and parking, and the cost to lease/rent a car and taxi expenses, up to an annual maximum of $60,000 for 2018 and $60,000 for 2019 (together, the “Commuting Reimbursement”); provided that the expenses are incurred while the Executive is employed by the Company. The Executive shall request the Commuting Reimbursement pursuant to and in accordance with the Company’s expense reimbursement policy. Notwithstanding the foregoing, the Executive shall be required to repay to the Company (i) the full amount of the Commuting Reimbursement received if, prior to the first anniversary of the Employment Date, or (ii) one-half of the Commuting Reimbursement received if, prior to the second anniversary of the Employment Date, the Executive’s employment terminates either (1) by the Company for Cause (as defined below) or (2) by the Executive for any reason other than Good Reason (as defined below). For the avoidance of doubt, the Executive shall not be required to repay any portion of the Commuting Reimbursement by reason of termination of employment for any other reason (including, without limitation, death, Disability, or termination by the Company without Cause).

5.       Termination without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without “Cause” upon 30 days’ advance written notice (or pay in lieu of notice), and the Executive may initiate a termination of employment by resigning for “Good Reason”, as such terms are defined herein. Upon termination by the Company without Cause or resignation by the Executive for Good Reason, if the Executive executes and does not revoke the Company’s standard written release agreement (the “Release”) within fifty-five (55) days following the Termination Date, the Executive shall be entitled to receive severance and other benefits payable under the Severance Plan in connection with a “Qualifying Termination” or “Change in Control Termination”, as applicable, as such terms are defined in the Severance Plan, subject to the terms and conditions of the Severance Plan, unless otherwise provided in this Agreement; provided that a Qualifying Termination under the Severance Plan shall additionally include a resignation by the Executive for Good Reason, termination due to death or disability, and expiration of the Term due to non-renewal by the Company; and provided further that Good Reason shall have the meaning ascribed to such term in the Severance Plan and shall additionally include the Company requiring the Executive to move his principal residence to Kansas City without his consent and any material breach of this Agreement or any other material agreement between the Company and Executive, subject to, for the avoidance of doubt, the notice and cure requirements under Section 2.1(n) of the Severance Plan. Upon a Qualifying Termination of Executive under the Severance Plan as described above, the Executive’s Cash Severance Amount shall be 18 months Annual Compensation Amount, and upon a Change in Control Termination of Executive under the Severance Plan as described above, Executive’s Cash Severance Amount shall be 24 months Annual Compensation Amount, all as defined in the Severance Plan. The Company shall pay the Accrued Obligations (as defined below), regardless of whether the Executive executes or revokes the Release. For purposes of this Agreement, the term “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary, and all accrued but unused vacation under the terms of the Company’s vacation policy, through the date of termination of the Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred through the date of such termination in accordance with Section 4 hereof, and (iii) any vested accrued compensation, equity awards or benefits provided under the Company’s employee incentive or benefit plans upon or following a termination of employment, in accordance with the terms of the applicable plan. For purposes of this Agreement, the term “Cause” shall mean (a) Executive’s failure or refusal to perform his job functions, or to follow the lawful directives of the Company (other than by reason of a physical or mental impairment); (b) commission of any felony or commission of a non-felony crime involving moral turpitude; (c) embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company; (d) engagement in material dishonesty or misconduct which negatively reflects on the public reputation of the Company; (e) violation of any material written policy of the Company; (f) Executive’s breach of the restrictive covenants contained in any agreement between him and the Company; or (g) Executive’s material breach of this Agreement or any other written agreement between him and the Company, provided that in the case of subsections (a), (e), and (g), if such failure, refusal, violation or breach is reasonably capable of being cured, the Company shall provide Executive with written notice of and 30 days to reasonably cure such failure, refusal, violation or breach; and provided further that with respect to each of (a), (e), and (g), Executive shall have one (1) opportunity to cure unless otherwise agreed to by the parties.

6.       Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for the Accrued Obligations.

7.       Voluntary Resignation without Good Reason. The Executive may voluntarily terminate employment without Good Reason for any reason upon 30 days’ prior written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement or the Severance Plan, except for the Accrued Obligations.

8.       Disability. If the Executive incurs a Disability during the Term, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall receive the Accrued Obligations and severance under the Severance Plan as if such Disability is a Qualifying Termination or Change in Control Termination (as applicable) under the Severance Plan, subject to the terms and conditions of the Severance Plan. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive. For purposes of this Agreement, the term “Disability” shall have the meaning ascribed to such term in the Severance Plan.

9.       Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death, the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, shall receive the Accrued Obligations and severance under the Severance Plan as if such death is a Qualifying Termination or Change in Control Termination (as applicable) under the Severance Plan, subject to the terms and conditions of the Severance Plan. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

10.     Resignation of Positions. Effective as of the date of any termination of employment, the Executive shall resign all Company-related positions, including as an officer and director of the Company and its affiliates.

11.     Section 409A.

(a)     This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the corresponding regulations thereunder, or an exemption (together, “Section 409A”), and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A, if the Executive is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death. Notwithstanding any provision contained herein, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for any taxes, penalties interests or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b)     All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)     All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

12.     Restrictive Covenants.

(a)     The Executive agrees to comply with the following restrictive covenants, and all other written agreements between the Company and the Executive containing non-competition, non-solicitation, confidentiality, inventions assignment, non-disparagement and other restrictive covenants:

(i) During Executive’s employment with the Company and continuing for a period of eighteen (18) months after the termination of the employment relationship by either party, with or without cause, including voluntary termination, the Executive will not directly or indirectly, as an employee, agent, partner, consultant, representative, contractor or in any other capacity, work for a competitor of the Company in the in-store bakery or sweet baked goods business. This restriction is limited to the United States.

(ii) During the Executive’s employment with the Company and continuing for a period of eighteen (18) months after the termination of the employment relationship by either party, with or without cause, including voluntary termination, the Executive will not, directly or indirectly, (a) as an employee, agent, partner, consultant, representative, contractor or in any other capacity, solicit, call on, divert, negotiate with or communicate with any customer or distributor of the Company with whom the Executive had contact during the final one (1) year period of the Executive’s employment with the Company for the purpose of providing or selling competitive products or services to those of the Company or diverting or inducing the diversion of business from the Company and (b) engage, recruit, solicit for employment or engagement, offer employment to or hire, or otherwise seek to influence or alter any relationship with any person who is an employee of the Company; provided, however, that this provision shall not restrict the Executive from offering employment to or otherwise engaging any current or former employee of the Company who responds to a general advertisement.

(b)     Notwithstanding anything in this Agreement to the contrary, if there is a final adjudication that the Executive breached any of the Executive’s obligations under this Section 12, the Company shall be obligated to provide only the Accrued Obligations, and all other payments under this Agreement, including but not limited to any entitlement to payment or benefits under the Severance Plan, shall cease. In such event, the Company may require that the Executive repay all amounts theretofore paid to him pursuant to Section 5 hereof (other than the Accrued Obligations), and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.

13.     Legal Action. The Executive irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for Western District of Missouri, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Kansas City, Missouri, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

14.     Survival. The respective rights and obligations of the parties under this Agreement (including Sections 5, 8, 9, 12 and 13) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

15.     Section 280G. In the event of a change in ownership or control under Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a)     The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)     Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they shall be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c)     All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change in ownership or control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within ten days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

16.     Legal Fees. The Company will reimburse the Executive for up to $20,000 of documented legal fees that are reasonably related to the Executive’s prospective employment with the Company, including the review and negotiation of this Agreement, within thirty (30) days after the Employment Date.

17.     Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by overnight express carrier by a reputable service, or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Hostess Brands, LLC

1 East Armour Boulevard

Kansas City, MO 64111

Attn: General Counsel

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

18.     Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as otherwise provided herein, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes imposed on the Executive with respect to any payment received under this Agreement.

19.     Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

20.     Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 12, will continue to apply in favor of the successor.

21.     Company Policies. Employment with the Company is conditioned on the Executive’s agreement to comply with the Code of Ethics, which shall be evidenced by his execution thereof. The Company shall present the Code of Ethics to the Executive for signature upon or prior to the Employment Date. The Executive, this Agreement, and the compensation payable hereunder, as applicable, shall be subject to any applicable clawback or recoupment policies, stock ownership policies, share trading policies, the Code of Ethics, and other written policies that are in place as of the Employment Date and as may be revised or implemented by the Company from time to time as applicable to officers of the Company.

22.     Indemnification. The Company and the Executive shall enter into the Indemnity Agreement substantially in the form attached hereto as Exhibit A.

23.     Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.

24.     Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

25.     Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of Missouri without regard to rules governing conflicts of law. In any dispute, action or proceeding relating to this Agreement or the related documents or agreements referenced herein, the non-prevailing party shall pay the reasonable legal fees, expenses and costs of the prevailing party.

26.     Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

<Signature Page Follows>

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Company

/s/ Michael J. Cramer
Name:	Michael J. Cramer
Title:	EVP, Chief Administrative Officer
Date:	April 12, 2018

EXECUTIVE

/s/ Andrew P. Callahan
Andrew P. Callahan
Date:	April 12, 2018

EXHIBIT A

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Agreement”) is made as of April     , 2018, by and between HOSTESS BRANDS, INC., a Delaware corporation (the “Company”), and Andrew P. Callahan (“Indemnitee”).

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve publicly-held corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of such corporations;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among publicly traded corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Second Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws of the Company (the “Bylaws”) require indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to applicable provisions of the Delaware General Corporation Law (“DGCL”). The Charter, Bylaws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification, hold harmless, exoneration, advancement and reimbursement rights;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, hold harmless, exonerate and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so protected against liabilities;

WHEREAS, this Agreement is a supplement to and in furtherance of the Charter and Bylaws of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder;

WHEREAS, Indemnitee may not be willing to serve as an officer or director, advisor or in another capacity without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and/or to take on additional service for or on behalf of the Company on the condition that he be so indemnified for so long as Indemnitee is duly elected, appointed or retained or until Indemnitee tenders his resignation; and

NOW, THEREFORE, in consideration of the premises and the covenants contained herein the Company and Indemnitee do hereby covenant and agree as follows:

TERMS AND CONDITIONS

1.       SERVICES TO THE COMPANY. Indemnitee will serve or continue to serve as an officer, director, advisor, key employee or in any other capacity of the Company, as applicable, for so long as Indemnitee is duly elected, appointed or retained or until Indemnitee tenders his resignation.

2.       DEFINITIONS. As used in this Agreement:

2.1         References to “agent” shall mean any person who is or was a director, officer or employee of the Company or a subsidiary of the Company or other person authorized by the Company to act for the Company, to include such person serving in such capacity as a director, officer, employee, advisor, fiduciary or other official of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of, for the convenience of, or to represent the interests of the Company or a Subsidiary of the Company.

2.2         The terms “Beneficial Owner” and “Beneficial Ownership” shall have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act (as defined below) as in effect on the date hereof.

2.3      2 A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

2.3.1     Acquisition of Stock by Third Party. Other than an affiliate of currently existing stockholders of the Company, any Person (as defined below) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, unless (1) the change in the relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors, or (2) such acquisition was approved in advance by the Continuing Directors (as defined below) and such acquisition would not constitute a Change in Control under part 2.3.3 of this definition;

2.3.2     Change in Board of Directors. Individuals who, as of the date hereof, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who were directors on the date hereof or whose election for nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board;

2.3.3     Corporate Transactions. The effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the Beneficial Owners of securities entitled to vote generally in the election of directors immediately prior to such Business

Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors resulting from such Business Combination (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination, of the securities entitled to vote generally in the election of directors; (2) other than an affiliate of currently existing stockholders of the Company, no Person (excluding any corporation or other Person resulting from such Business Combination) is the Beneficial Owner, directly or indirectly, of 15% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the surviving corporation or other Person except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the Board of Directors of the corporation or other Person resulting from such Business Combination were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination;

2.3.4     Liquidation. The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than factoring the Company’s current receivables or escrows due (or, if such approval is not required, the decision by the Board to proceed with such a liquidation, sale, or disposition in one transaction or a series of related transactions); or

2.3.5     Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

2.4         “Corporate Status” describes the status of a person who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other Enterprise (as defined below) which such person is or was serving at the request of the Company.

2.5         “Delaware Court” shall mean the Court of Chancery of the State of Delaware.

2.6         “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding (as defined below) in respect of which indemnification is sought by Indemnitee.

2.7         “Enterprise” shall mean the Company and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned Subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

2.8         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.9         “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding (as defined below), including reasonable compensation for time spent by Indemnitee for which he or she is not otherwise compensated by the Company or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding (as defined below), including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

2.10       “Independent Counsel” shall mean a law firm or a member of a law firm with significant experience in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (ii) any other party to the Proceeding (as defined below) giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

2.11       References to “fines” shall include any excise tax assessed on Indemnitee with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

2.12       The term “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date hereof; provided, however, that “Person” shall exclude: (i) the Company; (ii) any Subsidiaries (as defined below) of the Company; (iii) any employee benefit plan of the Company or of a Subsidiary (as defined below) of the Company or of any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; and (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary (as defined below) of the Company or of a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.13       The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, or investigative or related nature, in which Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director or officer of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement.

2.14       The term “Subsidiary,” with respect to any Person, shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

2.15       The phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to: (i) to the fullest extent authorized or permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL, and (ii) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

3.       INDEMNITY IN THIRD-PARTY PROCEEDINGS.

To the fullest extent permitted by applicable law, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Section 3 if Indemnitee was, is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Unless there has been a final non-appealable judgment by a court of competent jurisdiction to the contrary, Indemnitee shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that his conduct was unlawful, and pursuant to this Section 3, shall be indemnified, held harmless and exonerated against all Expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on his behalf in connection with such Proceeding or any claim, issue or matter therein.

4.       INDEMNITY IN PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY.

To the fullest extent permitted by applicable law, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Section 4 if Indemnitee was, is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding by or in the right of the Company to procure a judgment in its favor. Unless there has been a final non-appealable judgment by a court of competent jurisdiction to the contrary, Indemnitee shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, pursuant to this Section 4, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein. No indemnification, hold harmless or exoneration for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged (and not subject to appeal) by a court of competent jurisdiction to be liable to the Company, unless and only to the extent that any court in which the Proceeding was brought or the Delaware Court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification, to be held harmless or to exoneration.

5.       INDEMNIFICATION FOR EXPENSES OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL.

Notwithstanding any other provisions of this Agreement, but without limiting Section 3 or 4 hereof, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. If Indemnitee is not wholly successful in such Proceeding, the Company also shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee against all Expenses reasonably incurred in connection with a claim, issue or matter related to any claim, issue, or matter on which Indemnitee was successful. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6.       INDEMNIFICATION FOR EXPENSES OF A WITNESS.

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall, to the fullest extent permitted by applicable law, be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

7.       ADDITIONAL INDEMNIFICATION, HOLD HARMLESS AND EXONERATION RIGHTS.

7.1         Notwithstanding any limitation in Sections 3, 4, or 5, the Company shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on his behalf in connection with the Proceeding. No indemnification, hold harmless or exoneration rights shall be available under this Section 7.1 on account of Indemnitee’s conduct which has been held in a final non-appealable judgment by a court of competent jurisdiction to constitute a breach of Indemnitee’s duty of loyalty to the Company or its stockholders or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

7.2         Notwithstanding any limitation in Sections 3, 4, 5 or 7.1, the Company shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on his behalf in connection with the Proceeding.

8.       CONTRIBUTION IN THE EVENT OF JOINT LIABILITY.

8.1         To the fullest extent permitted by applicable law, if the indemnification, hold harmless and/or exoneration rights provided for in this Agreement are unavailable to Indemnitee in whole or in part for any reason whatsoever, the Company, in lieu of indemnifying, holding harmless or exonerating Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

8.2         The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

8.3         The Company hereby agrees to fully indemnify, hold harmless and exonerate Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Company other than Indemnitee who may be jointly liable with Indemnitee.

9.       EXCLUSIONS.

Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnification, hold harmless or exoneration payment in connection with any claim made against Indemnitee:

(a)         for which payment has actually been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy, contract, agreement, other indemnity provision or otherwise;

(b)         for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law; or

(c)         except as otherwise provided in Sections 14.5 and 14.6 hereof, prior to a Change in Control, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, hold harmless or exoneration payment, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

10.     ADVANCES OF EXPENSES; DEFENSE OF CLAIM.

10.1       Notwithstanding any provision of this Agreement to the contrary, and to the fullest extent not prohibited by applicable law, the Company shall pay the Expenses incurred by Indemnitee (or reasonably expected by Indemnitee to be incurred by Indemnitee within three months) in connection with any Proceeding within ten (10) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after the final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to be indemnified, held harmless or exonerated under the other provisions of this Agreement. Advances shall include any and all reasonable Expenses incurred pursuing a Proceeding to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. To the fullest extent required by applicable law, such payments of

Expenses in advance of the final disposition of the Proceeding shall be made only upon the Company’s receipt of an undertaking, by or on behalf of Indemnitee, to repay the advance to the extent that it is ultimately determined by final judicial decision of a court of competent jurisdiction from which there is no future right to appeal that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Charter, the Bylaws of the Company or applicable law. This Section 10.1 shall not apply to any claim made by Indemnitee for which an indemnification, hold harmless or exoneration payment is excluded pursuant to Section 9.

10.2       The Company will be entitled to participate in the Proceeding at its own expense.

10.3       The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, obligation, penalty or limitation on Indemnitee or attribute any liability or admission of liability to Indemnitee without Indemnitee’s prior written consent.

11.     PROCEDURE FOR NOTIFICATION AND APPLICATION FOR INDEMNIFICATION.

11.1       Indemnitee agrees to notify promptly the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification, hold harmless or exoneration rights, or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement, or otherwise.

11.2       Indemnitee may deliver to the Company a written application to indemnify, hold harmless or exonerate Indemnitee in accordance with this Agreement. Such application(s) may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in his or her sole discretion. Following such a written application for indemnification by Indemnitee, Indemnitee’s entitlement to indemnification shall be determined according to Section 12.1 of this Agreement.

12.     PROCEDURE UPON APPLICATION FOR INDEMNIFICATION.

12.1       A determination, if required by applicable law, with respect to Indemnitee’s entitlement to indemnification shall be made in the specific case by one of the following methods, which shall be at the election of Indemnitee: (i) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board (ii) by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (iii) by vote of the stockholders. The Company promptly will advise Indemnitee in writing with respect to any determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or Expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

12.2       In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 12.1 hereof, the Independent Counsel shall be selected as provided in this Section 12.2. The Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected and certifying that the Independent Counsel so selected meets the requirements of “Independent Counsel” as defined in Section 2 of this Agreement. If the Independent Counsel is selected by the Board, the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected and certifying that the Independent Counsel so selected meets the requirements of “Independent Counsel” as defined in Section 2 of this Agreement. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been received, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 11.2 hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Delaware Court for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Delaware Court, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 12.1 hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 14.1 of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

12.3       The Company agrees to pay the reasonable fees and expenses of Independent Counsel and to fully indemnify and hold harmless such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

13.     PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS.

13.1       In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11.2 of this Agreement, and the Company shall have the burden of proof and the burden of persuasion by clear and convincing evidence to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

13.2       If the person, persons or entity empowered or selected under Section 12 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

13.3       The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

13.4       For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise, its Board, any committee of the Board or any director, or on information or records given or reports made to the Enterprise, its Board, any committee of the Board or any director, by an independent certified public accountant or by an appraiser or other expert selected by the Enterprise, its Board, any committee of the Board or any director. The provisions of this Section 13.4 shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.

13.5       The knowledge and/or actions, or failure to act, of any other director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

13.6       The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

14.     REMEDIES OF INDEMNITEE.

14.1       In the event that (i) a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses, to the fullest extent permitted by applicable law, is not timely made pursuant to Section 10 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 12.1 of this Agreement within thirty (30) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Sections 5, 6, 7 or the last sentence of Section 12.1 of this Agreement within ten (10) days after receipt by the Company of a written request therefor, (v) a contribution payment is not made in a timely manner pursuant to Section 8 of this Agreement, (vi) payment of indemnification pursuant to Section 3 or 4 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, (vii) payment to Indemnitee pursuant to any hold harmless or exoneration rights under this Agreement or otherwise is not made within ten (10) days after receipt by the Company of a written request therefor, or (viii) the Company or any representative thereof takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any Proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by the Delaware Court to such indemnification, hold harmless, exoneration, contribution or advancement rights. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Except as set forth herein, the provisions of Delaware law (without regard to its conflict of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

14.2       In the event that a determination shall have been made pursuant to Section 12.1 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 14, Indemnitee shall be presumed to be entitled to be indemnified, held harmless, exonerated to receive advances of Expenses under this Agreement and the Company shall have the burden of proving Indemnitee is not entitled to be indemnified, held harmless, exonerated and to receive advances of Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 12.1 of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 14, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 10 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).

14.3       If a determination shall have been made pursuant to Section 12.1 of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 14, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

14.4       The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 14 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

14.5       The Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by applicable law against all Expenses and, if requested by Indemnitee, shall (within ten (10) days after the Company’s receipt of such written request) pay to Indemnitee, to the fullest extent permitted by applicable law, such Expenses which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee (i) to enforce his rights under, or to recover damages for breach of, this Agreement or any other indemnification, hold harmless, exoneration, advancement or contribution agreement or provision of the Charter, or the Company’s Bylaws now or hereafter in effect; or (ii) for recovery or advances under any insurance policy maintained by any person for the benefit of Indemnitee, regardless of the outcome and whether Indemnitee ultimately is determined to be entitled to such indemnification, hold harmless or exoneration right, advancement, contribution or insurance recovery, as the case may be (unless such judicial proceeding or arbitration was not brought by Indemnitee in good faith).

14.6       Interest shall be paid by the Company to Indemnitee at the legal rate under Delaware law for amounts which the Company indemnifies, holds harmless or exonerates, or is obliged to indemnify, hold harmless or exonerate for the period commencing with the date on which Indemnitee requests indemnification, to be held harmless, exonerated, contribution, reimbursement or advancement of any Expenses and ending with the date on which such payment is made to Indemnitee by the Company.

15.     SECURITY.

Notwithstanding anything herein to the contrary, to the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

16.     NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE; SUBROGATION.

16.1       The rights of Indemnitee as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter, the Company’s Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification, hold harmless or exoneration rights or advancement of Expenses than would be afforded currently under the Charter, the Company’s Bylaws or this Agreement, then this Agreement (without any further action by the parties hereto) shall automatically be deemed to be amended to require that the Company indemnify Indemnitee to the fullest extent permitted by applicable law. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

16.2       The DGCL, the Charter and the Company’s Bylaws permit the Company to purchase and maintain insurance or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond (“Indemnification Arrangements”) on behalf of Indemnitee against any liability asserted against him or incurred by or on behalf of him or in such capacity as a director, officer, employee or agent of the Company, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Agreement or under the DGCL, as it may then be in effect. The purchase, establishment, and maintenance of any such Indemnification Arrangement shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

16.3       To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, partners, managing members, fiduciaries, employees, or agents of the Company or of any other Enterprise which such person serves at the request of the

Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, trustee, partner, managing member, fiduciary, employee or agent under such policy or policies, and the Company shall maintain such policy or policies covering Indemnitee during his employment with the Company and for six (6) years thereafter. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

16.4       In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

16.5       The Company’s obligation to indemnify, hold harmless, exonerate or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification, hold harmless or exoneration payments or advancement of expenses from such Enterprise. Notwithstanding any other provision of this Agreement to the contrary, (i) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification, hold harmless, exoneration, advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Company’s satisfaction and performance of all its obligations under this Agreement, and (ii) the Company shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, hold harmless, exoneration, contribution or insurance coverage rights against any person or entity other than the Company.

17.     DURATION OF AGREEMENT.

All agreements and obligations of the Company contained herein shall continue during the period Indemnitee serves as a director or officer of the Company or as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise which Indemnitee serves at the request of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by Indemnitee pursuant to Section 14 of this Agreement) by reason of his Corporate Status, whether or not he is acting in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

18.     SEVERABILITY.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by applicable law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

19.     ENFORCEMENT AND BINDING EFFECT.

19.1       The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director, officer or key employee of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director, officer or key employee of the Company.

19.2       Without limiting any of the rights of Indemnitee under the Charter or Bylaws of the Company as they may be amended from time to time, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

19.3       The indemnification, hold harmless, exoneration and advancement of expenses rights provided by or granted pursuant to this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or of any other Enterprise at the Company’s request, and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

19.4       The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

19.5       The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking, among other things, injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court of competent jurisdiction and the Company hereby waives any such requirement of such a bond or undertaking.

20.     MODIFICATION AND WAIVER.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

21.     NOTICES.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third (3rd) business day after the date on which it is so mailed:

(a)      If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide in writing to the Company.

(b)	If to the Company, to:

Hostess Brands, Inc.

1 E. Armour Boulevard

Kansas City, Missouri 64111

Attention:	Jolyn Sebree
Telephone:	(816) 701-4739
Email:	jsebree@hostessbrands.com

With a copy, which shall not constitute notice, to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attn: Robert G. Robison

          Howard A. Kenny

or to any other address as may have been furnished to Indemnitee in writing by the Company.

22.     APPLICABLE LAW AND CONSENT TO JURISDICTION.

This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 14.1 of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court and not in any other state or federal court in the United States of America or any court in any other country; (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement; (c) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court; and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum, or is subject (in whole or in part) to a jury trial.

23.     IDENTICAL COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

24. MISCELLANEOUS.

24.1       Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

24.2       It is intended that any indemnification payment or advancement of Expenses made hereunder shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(10). Notwithstanding the foregoing, if any indemnification payment or advancement of Expenses made hereunder shall be determined to be “nonqualified deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or advancement of Expenses during one taxable year shall not affect the amount of the indemnification payments or advancement of Expenses during any other taxable year, (ii) the indemnification payments or advancement of Expenses must be made on or before the last day of the Indemnitee’s taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or advancement of Expenses hereunder is not subject to liquidation or exchange for another benefit.

25.     PERIOD OF LIMITATIONS.

No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

26.     ADDITIONAL ACTS.

If for the validation of any of the provisions in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Company to fulfill its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Indemnity Agreement to be signed as of the day and year first above written.

HOSTESS BRANDS, INC.

By:
Name:
Title:

INDEMNITEE

Name:	Andrew P. Callahan
Address:	1609 N. Haddow Avenue Arlington Heights, IL 60004